Exhibit (a)(5)(I)

Olink Holding AB (publ)

Employee Frequently Asked Questions

1.	What is the tender offer?

The “tender offer” is a public bid for shareholders of Olink Holding AB (publ) (“Olink”) to sell their Olink common shares (“Common Shares”) and American Depositary Shares (which each represent one Common Share) (“ADSs”), to Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher” or “Parent”). Parent is making this offer through Orion Acquisition AB, a private limited liability company organized under the laws of Sweden (“Buyer”), a direct, wholly-owned subsidiary of Parent, and pursuant to the Purchase Agreement by and between Olink and Parent, dated October 17, 2023 (the “Purchase Agreement”).

As detailed in the Buyer’s Offer to Purchase, a copy of which was filed with the U.S. Securities and Exchange Commission (“SEC”), on October 31, 2023 and is available here, Buyer commenced the tender offer to acquire all outstanding Common Shares and ADSs for $26.00 per Common Share in cash or $26.00 per ADS in cash (such amount, the “Offer Consideration”). Following the completion of the tender offer (the “Closing”), it is expected that Olink will become a subsidiary of Parent.

The initial offer period is set to expire at 6:00 p.m., Eastern time, on November 30, 2023, unless otherwise extended or earlier terminated (such time as may be extended or earlier terminated, the “Expiration Time”).

2.	How do I tender Common Shares or ADSs that I own, including as a result of exercising Olink Stock Options or the vesting of any Olink RSUs?

•	Common Shares held through your own broker or other securities intermediary: If you own Common Shares of Olink through a nominee (Sw. förvaltare) or other securities intermediary and wish to tender the Common Shares, you should promptly contact them to determine the tender cut-off time and date applicable to you and request that the Common Shares be tendered on your behalf.

•	ADSs held through your own broker or other securities intermediary: If you own ADSs through a broker or other securities intermediary (which could be a Swedish or Nordic bank) and wish to tender your ADSs, you should promptly contact them to determine the tender cut-off time and date applicable to you and request that the ADSs be tendered on your behalf.

Your equity awards are issued pursuant to the Olink Holding AB (publ) Amended and Restated 2021 Incentive Award Plan, as amended, and may include options to purchase Common Shares (“Olink Stock Options”) or restricted stock units in respect of Common Shares (“Olink RSUs”).

With respect to Common Shares issued through the “exercise” of Olink Stock Options (i.e., your payment, once you are entitled to do so under the terms of such option, of the option’s underlying exercise price and subsequent receipt of Common Shares underlying such option) or the “vesting” of Olink RSUs (i.e., your receipt of Common Shares underlying such Olink RSU once the terms of the Olink RSU are satisfied), in many cases, the applicable securities intermediary will be Global Shares. If you hold Common Shares through Global Shares that may be tendered in the tender offer, Global Shares will contact you via email with more details. For more information, you may contact the Global Shares Helpdesk through the contact feature embedded in your account upon login.

3.	What will happen to my unvested Olink RSUs in the tender offer?

Your Olink RSUs are not directly affected by the tender offer. The Purchase Agreement provides that when the Closing occurs, all Olink RSUs will be converted into a cash award equal to the Offer Consideration. The resulting cash award will remain subject to vesting and be paid to you, less taxes, within 15 business days of the vesting date; however, if you are terminated without “cause” within one year following the Closing, the cash amount will be earned and paid to you within 15 business days.

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As an example, if you have 20 Olink RSUs that vest 25% in April 2024, 2025, 2026 and 2027 and the Closing occurs in June 2024, your Olink RSUs will be treated as follows:

1)	Your 5 Olink RSUs that vested in April 2024 would have become Common Shares at vesting and subject as such to the tender offer prior to the Closing;

2)	Your 15 Olink RSUs vesting after the Closing would be converted into the right to receive $26.00 per Olink RSU;

3)	The resulting $390 payable in respect of those 15 Olink RSUs (i.e., $26.00 multiplied by those 15 Olink RSUs) will be paid to you, less taxes, $130 in April 2025, $130 in April 2026 and $130 in April 2027, or earlier if you are terminated without “cause” prior to the first anniversary of the Closing.

4.	What will happen to my Olink RSUs that have already vested or will vest prior to the tender offer Expiration Time or Closing?

The initial Expiration Time for the tender offer is 6:00 p.m., Eastern time, on November 30, 2023, which may be extended or earlier terminated. The Closing would occur, if at all, promptly after the then-applicable Expiration Time.

If your Olink RSUs have already vested or will vest prior to the Expiration Time, then you may be able to tender the Common Shares or ADSs issuable upon such vesting. If this applies to you, please contact your broker or other securities intermediary that holds these securities on your behalf for instructions on how to tender the underlying Common Shares or ADSs in the tender offer as soon as possible.

If your Olink RSUs vest after the Expiration Time but prior to the Closing, they will be treated the same as other non-tendered Common Shares or ADSs following the Closing, as described in more detail below.

5.	What will happen to my Olink Stock Options in the tender offer?

Your Olink Stock Options are not directly affected by the tender offer. The Purchase Agreement provides that when the Closing occurs, all Olink Stock Options will be converted into a cash award equal to the Offer Consideration minus the option’s exercise price. If your Olink Stock Option was vested, the resulting cash award will be paid to you, less taxes, within 15 business days of the Closing. If your Olink Stock Option was not vested, the cash award will remain subject to vesting and be paid to you, less taxes, within 15 business days of the vesting date; however, if you are terminated without “cause” within one year following the Closing, the cash amount will be earned and paid to you within 15 business days. If the exercise price of your Olink Stock Option exceeds the Offer Consideration, the Olink Stock Option will be canceled without payment.

As an example, if you have 20 Olink Stock Options with an exercise price of $10.00 that vest 25% in April 2024, 2025, 2026 and 2027 and the Closing occurs in June 2024, your Olink Stock Options will be treated as follows at the Closing (assuming all Olink Stock Options remain outstanding and unexercised):

1)	each Olink Stock Option will be converted into the right to receive $16.00 (i.e., the Offer Consideration of $26.00 minus the $10.00 exercise price);

2)	$80, less taxes, will be paid to you within 15 business days after the Closing (i.e., $16.00 multiplied by the 5 vested Olink Stock Options); and

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3)	the remaining $240 (i.e., $16.00 multiplied by the 15 unvested Olink Stock Options) will be paid to you, less taxes, as follows: $80 in April 2025, $80 in April 2026 and $80 in April 2027, or earlier if you are terminated without “cause” prior to the first anniversary of the Closing.

6.	When will I receive the Offer Consideration if I decide to tender my Common Shares or ADSs?

Pursuant to the Purchase Agreement and assuming all of the conditions of the tender offer have been met (or, if applicable, waived), including the Minimum Tender Condition (as defined in the Offer to Purchase, which is linked here), Buyer will, promptly following the Expiration Time, accept for payment all Common Shares and ADSs validly tendered and not properly withdrawn pursuant to the Offer. The consideration to be paid in exchange for the tender of Common Shares and ADSs is expected to be paid on or about the third business day after the date that the Offer is consummated and all Common Shares and ADSs validly tendered and not withdrawn have been transferred to Buyer. For further information on the conditions of the tender offer, please review the Offer to Purchase, which is linked here.

7.	What will happen to my Common Shares or ADSs if I do not tender them?

If the Closing occurs and you have not tendered Common Shares or ADSs, then Thermo Fisher may either begin a “subsequent offering period” to give non-tendering Olink shareholders a final opportunity to tender shares directly to Buyer or, assuming Thermo Fisher owns at least 90% plus one share of the outstanding Common Shares, begin a “compulsory redemption” under Swedish law by which your non-tendered Common Shares or ADSs will be acquired by Thermo Fisher by operation of law.

8.	I have entered into a shareholders’ agreement or a tender support agreement. Do I still need to tender my Common Shares or ADSs?

Yes, you need to contact your bank, broker or other securities intermediary and request the Common Shares or ADSs be tendered on your behalf.

9.	Is the tender of Common Shares or ADSs subject to any fees?

No, the tender offer is not in itself subject to any fees or charges. However, your bank, broker or other securities intermediary may charge you with administrative fees for services rendered by them in connection with you tendering your Common Shares or ADSs. In addition, holders of Common Shares that receive the cash proceeds of $26.00 per Common Share or ADS in Swedish Kronor will be subject to an automatic currency exchange charge when the proceeds are transferred to your cash account.

If you want more information about potential fees and charges, you should contact your bank, broker or other securities intermediary and ask them about potential fees.

10.	Will I be subject to any tax liability if I tender my Common Shares or ADSs?

Under the tax laws of many jurisdictions, including the United States and Sweden, a holder of Common Shares or ADSs would generally be required to recognize gain or loss upon the tender of such Common Shares or ADSs in exchange for cash. Whether you will so recognize gain or loss upon tendering your Common Shares or ADSs and whether you will be subject to any tax liability upon tendering your Common Shares or ADSs will depend on your specific tax situation and the tax laws in any jurisdiction in which you are tax resident. You should consult your tax advisors regarding the specific tax consequences of tendering your Common Shares or ADSs in light of your particular tax situation.

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11.	What are the tax consequences of receiving a cash payment in respect of my Olink RSUs and Olink Stock Options at or following the Closing?

Your tax consequences for receiving cash payments in respect of Olink RSUs and Olink Stock Options at or following the Closing pursuant to the terms of the Purchase Agreement may vary depending on your particular circumstances and the laws and regulations governing the tax treatment in your jurisdiction. Under the tax laws of many jurisdictions, including the United States and Sweden, in general, the amount of cash payment received in respect of any Olink RSUs, including any cash awards received for vested or unvested Olink RSUs, and Olink Stock Options, including any cash awards received for vested and unvested Olink Stock Options, should be taxed as ordinary or compensation income to you (i.e. taxed in the same fashion as your wages) in the taxable year during which you receive such amount, and will be subject to any applicable tax withholding obligations of the relevant jurisdiction. Olink cannot and is not giving you tax advice, and we strongly urge that you consult your own legal, tax and financial advisors concerning the applicable tax consequence to you in light of your particular situation, including consequences arising under the laws of your applicable taxing jurisdiction.

12.	What is the deadline to tender Common Shares or ADSs that I own?

The tender offer commenced on October 31, 2023 and the initial Expiration Time for the tender offer is 6:00 p.m., Eastern time, on November 30, 2023, unless extended or earlier terminated. If you hold Common Shares or ADSs through a broker or other securities intermediary, they are likely to establish a tender cut-off time and date earlier than the Expiration Time, which you are responsible for following.

13.	Where can I learn more?

Questions and requests for assistance regarding the tender offer or any of the terms thereof with respect to Common Shares or ADSs and for copies of the Offer to Purchase, the ADS Letter of Transmittal, the Acceptance Form for Common Shares (including the instructions attached thereto) (each, as defined in the Offer to Purchase) and other tender offer materials may be directed to Georgeson LLC, as information agent for the tender offer, at +1 866 821 2550 (U.S. toll-free), +1 781 222 0033 (outside U.S. & Canada) and +46 846 007 389 (Sweden) and via email at olink@georgeson.com. Copies of these materials may also be obtained at the website maintained by the SEC at www.sec.gov. You may contact your account operator, broker, dealer, commercial bank, trust company, custodian or other nominee for assistance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts; the proposed transaction not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Olink may elect to update forward-looking statements at some point in the future, Olink specifically disclaims any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing Olink’s views as of any date subsequent to today.

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IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

This communication is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy Common Shares and ADSs have been made pursuant to a tender offer statement on Schedule TO, containing an offer to purchase and related materials, filed by Thermo Fisher with the SEC on October 31, 2023. Olink filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on October 31, 2023.

INVESTORS AND OLINK’S SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER MATERIALS CAREFULLY (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND ANY AMENDMENTS THERETO FROM TIME TO TIME, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SUCH TENDER OFFER THAT OLINK’S SHAREHOLDERS SHOULD CONSIDER PRIOR TO MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES OR ADSs. All of these materials (and all other materials filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Thermo Fisher and when available may be obtained by directing a request to the Information Agent for the tender offer which is named in the Schedule TO. Copies of the documents filed with the SEC by Olink will be made available free of charge on Olink’s internet website at https://investors.Olink.com/investor-relations or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Thermo Fisher, as well as the solicitation/recommendation statement filed by Olink, Olink will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Thermo Fisher or Olink at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Olink’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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